MURRAY WRIGHT

August 14, 2019

Tessco Technologies Incorporated

11126 McCormick Road

Hunt Valley, Maryland 21031

Attention: Board of Directors

Re:Employment Agreement dated as of August 29, 2016 by and between Murray Wright and Tessco Technologies Incorporated (the “Company”)

Gentlemen:

As you know, the term of my employment under the Employment Agreement referenced above (the “Existing Agreement”) expires at the end of the Company’s fiscal year ending in 2020, or on March 29, 2020.  Thus far, we have not come to terms on a proposed extension of the Existing Agreement and both I, and I understand the Board are considering various options, including the appointment by the Company of a successor President and CEO, who the Company may desire to assume those responsibilities prior to the expiration of my Existing Agreement.

In order to provide the Company with the flexibility to hire a successor President and CEO and to allow me still to serve out the remainder of my term of employment, after some discussion with members of the Compensation Committee, I submit this letter (the “Letter”) to offer certain modifications to the Existing Agreement.  Capitalized terms used herein but not otherwise defined will have the meaning assigned in the Existing Agreement.

1.Term.  The Term as provided in the Existing Agreement will be extended from its current expiration date of March 29, 2020 to March 31, 2020.  Assuming my employment is not terminated either by me or by the Company at or prior to March 31, 2020, my employment will be automatically terminated by the Company without Cause effective as of the close of business on March 31, 2020 (which shall be the Date of Termination if no Notice of Termination providing for an earlier date is given). As per the terms of the Existing Agreement, termination of my employment at or following the expiration of the Term (including termination by the Company without Cause) will not give rise to any obligation on the part of the Company for the Severance Amount.

2.Transition Election.  Notwithstanding anything in the Existing Agreement to the contrary, the Company will have the right to elect (the “Transition Election”) to require that my employment, specifically in the capacities of Chief Executive Officer and President, terminate effective as of any date prior to the end of the Term (as extended to March 31, 2020) in connection with the hiring or engagement by the Company of a successor President and Chief Executive

Officer.  This Transition Election and the termination of my employment specifically in the capacity as President and Chief Executive Officer will be effective, without further formal notice from the Company, as of the end of the day immediately prior to the date my successor commences to serve as described above.  Notwithstanding the appointment of my successor and my no longer serving as President and CEO, my employment with the Company will continue uninterrupted, subject to and in accordance with the terms of the Existing Agreement, as modified by this Letter, for the remainder of the Term or until my employment is earlier terminated otherwise in accordance with the Existing Agreement as modified hereby (such period, the “Transition Period”). During the Transition Period, I will no longer serve as President or Chief Executive Officer and will instead perform the duties, and will receive compensation, as described below.

3.Resignation.  Effective as of the end of the day prior to the start of the Transition Period, I will be deemed, without further action, to have resigned from my position as President and Chief Executive Officer, and from the Board, and from any other officer or director positions with the Company or any subsidiary (but for the avoidance of doubt, not as an employee of the Company).

4.Duties.  During the Transition Period, I will no longer serve in an officer or similar capacity with the Company or any subsidiary, but will instead serve in an executive capacity, and initially be responsible for transition of the leadership of the Company to the person selected by the Board (and who will report to the Board, not me) as my successor, and I will serve, as and to the extent from time to time specified by the Board, as an advisor to that person to help support the Company’s growth strategy and development. The Board may in its discretion from time to time during the Transition Period relieve me from any or all duties, responsibilities, or authority, and may, for example, require that I be based or operate and pursue whatever duties I may continue to have, other than at the offices of the Company. I agree that during the Transition Period I will not commence employment elsewhere, although I may accept a non-employee board position provided that my performance in such position will not result in a violation of my obligations under Paragraph 5 of the Existing Agreement.

5.Good Reason.In order to allow for the transition of my employment and the hiring by the Company of my successor, without giving rise to or serving as a basis for a claim by me of Good Reason,  I agree that any anticipated or actual exercise by the Company of the Transition Election, including the hiring of my successor and transition of my employment from President and Chief Executive Officer, my resignation from the Board, and the resulting change in or elimination of my titles, duties, responsibilities or workplace, will not under any circumstances (including under the terms of the Existing Agreement, the Option, or any Performance Stock Unit Agreement or Restricted Stock Award held by me, or otherwise) be or give rise to or grounds for a claim or assertion by me of Good Reason, or be or be treated as a termination of my employment by the Company without Cause, nor for the avoidance of doubt, constitute termination of my employment or entitle me to Severance.  The use of the term “Good Reason” provided for in the Existing Agreement (and under the terms of the Option, any Performance Stock Unit Agreement or Restricted Stock Award, or otherwise held by me) is to be construed, accordingly, and I waive, and agree not to assert, any right that I may have to claim that Good Reason exists on account of any such hiring, transition, Board resignation, changes or elimination.

6.Base Salary/ Benefit Continuation.For so long as I remain employed by the Company and notwithstanding the making by the Company of the Transition Election, the Company will continue to pay me my Base Salary and to provide me with those fringe benefits and perquisites as paid or provided to me, or in which I participated, immediately prior to the start of the Transition Period. Any term or provision of the Existing Agreement to the contrary notwithstanding, in no event will I be entitled to payment of any Cash Bonus for fiscal year 2021 or any portion thereof into which the Term may extend and, consistent with Company policy, I will not accrue or receive payment for accrued vacation upon termination of my employment. If and to the extent permitted under the terms of the Company-provided life insurance policy, the Company will not object if I elect to continue coverage after termination of my employment, at my own cost, and the Company will afford me the right, insofar as required by law, to retain my health insurance coverage following termination of my employment in accordance with COBRA, at my own cost.

7.Equity Compensation.  For so long as I remain employed by the Company, and notwithstanding the making by the Company of the Transition Election, the Option and the RSUs and PSUs currently held by me will continue to remain outstanding and will continue to be earned or vest, as applicable, in accordance with their respective terms, except that, in the event the Company makes the Transition Election, the PSUs awarded to me in May 2019 with a fiscal year 2020 measurement year will terminate and be of no further force or effect, any terms thereof to the contrary notwithstanding. Provided that my employment is not terminated by the Company for Cause, and I do not voluntarily resign from my employment without Good Reason (under circumstances in which I remain able to do so), then, upon termination of my employment, the RSUs and PSUs then earned by me will become vested and the shares delivered to me. As of the date hereof, PSUs for 8437 shares, and as of August 21, 2019 RSUs for 10,687 shares, of Common Stock have been (or will be) earned under the PSUs and RSUs now held by me. No additional PSUs will be earned following the Transition Election, and additional RSUs may be earned in respect of any dividends paid by the Company prior to the termination of my employment, subject to and in accordance with the applicable award agreement.

8.Termination Following Transition Election.In the event the Company makes the Transition Election, the terms of the Existing Agreement regarding “Termination” and “Payment Upon Termination/ Severance” (Paragraphs 6 and 7, respectively) will continue to apply for the remainder of the Term, except in the case of death or disability as discussed in the next sentence, and except in connection with or following a Change in Control, as defined and provided below.  If following the making by the Company of the Transition Election, either (i) my employment is terminated on account of my death or Disability prior to the expiration of the Term, or (ii) my employment is, or is deemed as provided in Paragraph 1 of this Letter to be, terminated by the Company without Cause upon expiration of the Transition Period on March 31, 2020 (but not prior to, in which case the Paragraph 7(a) of the Existing Agreement which provides for payment of the Severance Amount will apply, except in the case of a Change in Control, as provided below), or (iii) my employment is terminated following a Change in Control and prior to March 31, 2020 as discussed in clause (f) below, then, agreeing that such payments and accommodations will be my sole and exclusive remedy for any such termination and that I will not pursue any other remedies, the following terms will apply:

(a) Accrued Compensation and Benefits. The Company will pay or provide the Accrued Compensation and Benefits;

(b) Pro Rata Cash Bonus for 2020.  I will be paid, when otherwise payable to senior executives of the Company following the end of fiscal year 2020 of the Company, a pro rata portion of the Cash Bonus that I would have earned for the full 2020 fiscal year of the Company, determined by multiplying (A) the amount of Cash Bonus that would otherwise be payable for the full fiscal year 2020 of the Company, as determined by the Compensation Committee, by (B) a fraction, the numerator of which is the number of calendar days elapsed in fiscal year 2020 of the Company prior to the start of the Transition Period and the denominator of which is the number of calendar days in the fiscal year 2020 of the Company.  This amount will be payable in lieu of any other payments in the nature of a Cash Bonus for fiscal year 2020 of the Company, all rights thereunto otherwise existing being waived.

(c) Option Extension.  In lieu of the Option expiring in accordance with its terms upon or following termination of my employment, the Option will, to the extent vested and exercisable at the date of termination of my employment, and subject to my continued compliance with clause (e) below and to the terms of the Option and the Plan, generally, remain exercisable from time to time until March 31, 2022, after which the Option will no longer be exercisable and will terminate. Assuming my employment terminates on March 31, 2020 without Cause as provided in Paragraph 1 above, the Option will then be vested for 223,958 shares (including those shares that vest on March 31, 2020), and any further vesting will cease.

(d) No Sale Covenant.  I agree that I will not sell, transfer or convey, directly or indirectly (including through the use of any derivative or hedging instrument or strategy of any kind), at any time prior July 1, 2020, any shares of Common Stock of the Company held or controlled by me (the “No Sale Covenant”).

(e) Release and Continued Performance.  Following termination of my employment and as a condition to the continued extension of the exercise period of the Option pursuant to clause (c) above, I will (i) within forty-five (45) days deliver to the Company a release as would have otherwise been required of me under the terms of Paragraph 7(d) of the Existing Agreement under the circumstance described there (which release will also include a non-disparagement obligation on my part), and (ii) at all times comply with any other obligation I may have to the Company (including the Non-Compete Covenant and other covenants set forth in Paragraph 5 of the Existing Agreement). In the event any such obligation is breached, including breach of the No Sale Covenant or failure to deliver the release, the right to exercise the Option beyond the period otherwise provided for under its terms (and without regard to clause (c) above) will immediately cease.

(f) Change in Control.  If, after the Transition Election but prior to March 31, 2020, in connection with or following a merger, sale of all or substantially all assets, or other business combination or extraordinary transaction involving the Company (a “Change in Control”), my employment is terminated without Cause by the Company or its direct or indirect successor in the Change in Control, or by me for Good Reason, such termination will not constitute a termination without Cause or for Good Reason for purposes of Paragraph 7(a) of the Existing Agreement, nor entitle me to payment of the Severance Amount or other payments or benefits thereunder, provided that the Company (or such successor), makes payment to me, either when due or sooner, of an amount no less than I would have otherwise earned (including Base Salary, any pro-rata bonus, and amounts equivalent to the cost of any lost benefits), and provides, insofar as not otherwise already vested in accordance with their respective terms, for the vesting of my then outstanding PSUs and RSUs, and for the vesting and (in accordance with clause (c) above and subject to my compliance with clause (e) above) continued extension of my Option (or of any replacement option delivered in the Change in Control), in each case as though my employment had not so terminated but had instead continued until March 31, 2020. I agree that the Company may assign the Existing Agreement as modified by this Letter, and its rights thereunder, to any such successor provided that the assignee assumes all of the obligations of the Company thereunder, whereupon the continued extension of the Option (or its replacement) pursuant to clause (c) above will be conditioned on my continued compliance with clause (e) above, for the benefit of the assignee.

9.  Acceptance/ Existing Agreement Ratified, as Modified.  This Letter is intended to constitute a legal offer to the Company on my part to modify the Existing Agreement as herein provided (the “Offer”).  However, not until acceptance by the Company of this Letter (and the Offer), by execution on behalf of the Company and return to me of a fully executed counterpart of this Letter, will this Letter or the agreements on my part set forth herein be effective, legally binding or enforceable.  Upon such acceptance by the Company, this Letter and the agreements on my part set forth herein, will become effective, legally binding and enforceable obligations of the parties, and the Existing Agreement will be modified accordingly, and as so modified, will thereafter be construed in a manner consistent with this Letter.

Should you want to discuss these terms further, please let me know.

Very truly yours,

/s/ Murray Wright

Murray Wright

Acceptance:

TESSCO Technologies Incorporated, a Delaware corporation,
does on and as of this 18th day of August 2019,
accept the Offer and agrees to the terms of the forgoing Letter.

TESSCO Technologies Incorporated

By:/s/ John D. Beletic
Name:John D. Beletic
Title:  Lead Director